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                                                                    EXHIBIT 12.1

      STATEMENTS SETTING FORTH DETAILS OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                                 (DOLLARS IN THOUSANDS)
                                                        Nine Months Ended
                                                          September 30                 FOR THE YEARS ENDED DECEMBER 31
                                                      2002             2001       2001      2000      1999      1998      1997
                                                  -----------------------------------------------------------------------------
Net earnings                                      $319,416         $264,366   $360,419  $248,938  $148,138  $142,237  $115,726
Federal and state income taxes                     130,014          105,973    145,112   103,532    71,328    55,676    43,435
                                                  -----------------------------------------------------------------------------

Earnings before income taxes                       449,430          370,339    505,531   352,470   219,466   197,913   159,161
Equity in net income of affiliates                 (58,387)         (32,193)   (41,309)        0         0         0         0
Distributed income from equity investees            20,095            5,261     12,761         0         0         0         0
                                                  -----------------------------------------------------------------------------
Net earnings                                       411,138          343,407    476,983   352,470   219,466   197,913   159,161
                                                  -----------------------------------------------------------------------------

Fixed charges:
    Interest                                        21,571           11,852     17,803     1,359     1,060       201         0
    One-Third of all rentals                         1,711            1,398      2,052       990     1,048     1,000       788
                                                  --------------------------  -------------------------------------------------
       Fixed charges                                23,282           13,250     19,855     2,349     2,108     1,201       788
       Preferred dividends                           5,478            2,475      3,300     3,300     3,300     3,300     3,300
                                                  --------------------------  -------------------------------------------------
          Fixed charges and preferred dividends     28,760           15,725     23,155     5,649     5,408     4,501     4,088

                                                  --------------------------  -------------------------------------------------
Net earnings and fixed charges                    $434,420         $356,657   $496,838  $354,819  $221,574  $199,114  $159,949
                                                  --------------------------  -------------------------------------------------

Net earnings, fixed charges and                   --------------------------  -------------------------------------------------
   preferred dividends                            $439,898         $359,132   $500,138  $358,119  $224,874  $202,414  $163,249
                                                  --------------------------  -------------------------------------------------

Ratio of net earnings and fixed charges
   to fixed charges                                  18.7x            26.9x      25.0x    151.1x    105.1x    165.8x    203.0x

Ratio of net earnings, fixed charges and
   preferred stock dividends to fixed charges
   and preferred stock dividends                     15.3x            22.8x      21.6x     63.4x     41.6x     45.0x     39.9x
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